PENN SERIES FUNDS, INC.

AMENDMENT TO INVESTMENT SUB-ADVISORY AGREEMENT

This Amendment (the “Amendment”) is made and entered into as of November 13, 2023 and amends the Amended and Restated Investment Sub-Advisory Agreement (the “Agreement”) dated October 1, 2019, between Penn Mutual Asset Management, LLC (the “Adviser”) and Goldman Sachs Asset Management, L.P. (the “Sub-Adviser”).

WITNESSETH:

WHEREAS, the Adviser and the Sub-Adviser wish to amend the Agreement to modify the terms setting forth when sub-advisory fees are due to the Sub-Adviser, as set forth in this Amendment; and

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the parties hereto agree as follows:

Section 3.C of the Agreement is deleted and replaced in its entirety with the following:

C. Method of Computation. After the last business day of each calendar month, Sub-Adviser shall send a monthly fee invoice to the Adviser. The fee shall be calculated monthly in arrears for each calendar month based upon the average daily net assets for the month provided by the Custodian. The monthly fee will be computed by multiplying the fraction of actual number of calendar days in the month over the number of calendar days in the year by the annual rate applicable to the Fund as set forth above, and multiplying this product by the average daily net assets of the Fund for the month. A Fund’s net assets, for purposes of the calculations described above, will be determined in accordance with Penn Series’ Prospectus and Statement of Additional Information as of the close of business on the most recent previous business day on which Penn Series was open for business. The fee shall be payable by electronic method in U.S. Dollars promptly upon receiving the invoice.

Except as specifically amended and modified hereby, the Agreement remains in full force and effect.

This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. The execution and delivery of this Amendment may occur by facsimile or by email in portable document format (PDF) or by other means of electronic signature and electronic transmission, including DocuSign or other similar method, and originals or copies of signatures executed and delivered by such methods shall have the full force and effect of the original signatures.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective and duly authorized officers designated below as of the day and year first written above.

PENN MUTUAL ASSET MANAGEMENT, LLC		GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By:	/s/ Keith G. Huckerby	By:	/s/ Marci Green
Name:	Keith G. Huckerby	Name:	Marci Green
Title:	Senior Managing Director & Chief Operating Officer	Title:	Managing Director

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